Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133396) of LaserLock Technologies, Inc. and its subsidiary of our report dated April 1, 2013 with respect to the consolidated balance sheets of LaserLock Technologies, Inc. and its subsidiary as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2012 which appears in the December 31, 2012 Annual Report on Form 10-K of LaserLock Technologies, Inc. and its subsidiary.

/s/ Morison Cogen LLP

Bala Cynwyd, Pennsylvania
April 1, 2013